Exhibit 10.1
DIVIDEND-EQUIVALENT RIGHTS AWARD AGREEMENT
Under the W. R. Berkley Corporation 2012 Stock Incentive Plan
THIS AGREEMENT, dated as of July 1, 2015, by and between W. R. BERKLEY CORPORATION, a Delaware corporation (the “Company”), and grantee as set forth on Exhibit A hereto (the “Grantee”).
W I T N E S S E T H:
WHEREAS, the Grantee is an employee of the Company or subsidiary thereof;
WHEREAS, the Grantee has previously been granted performance-based restricted stock units pursuant to a Performance-Based Restricted Stock Unit Agreement (the “PRSU Award Agreement”); and
WHEREAS, the Company wishes to grant the Grantee dividend equivalent rights (collectively, the “Dividend Equivalent Rights”) as an “other stock-based award” pursuant to Section 10 of the W. R. Berkley Corporation 2012 Stock Incentive Plan, as amended and in effect from time to time (the “Plan”), with respect to shares of the Company’s common stock, par value $0.20 per share (the “Stock”) that may be earned by the Grantee pursuant to the PRSU Award Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:
SECTION 1.Grant of Dividend Equivalent Rights. The Company hereby grants to the Grantee Dividend Equivalent Rights, a portion of which shall be designated as Tranche 1 Dividend Equivalent Rights and a portion shall be designated as Tranche 2 Dividend Equivalent Rights, as set forth on Exhibit A. Each vested Dividend Equivalent Right entitles the Grantee to a cash payment as specified in Section 4 equal to the sum of any cash dividends paid by the Company in respect of one share of Stock during the periods set forth in Section 4, subject to the terms and conditions set forth in this Agreement and in the Plan.
SECTION 2.    Non‑Transferability. Except as specifically consented to by the Committee, the Grantee may not sell, transfer, pledge, or otherwise encumber or dispose of the Dividend Equivalent Rights other than by will, the laws of descent and distribution, or as otherwise provided for in the Plan.
SECTION 3.    Vesting; Forfeiture; Recapture; Other Remedies.
(a)    Following the completion of the Performance Period, the Committee shall determine the Average Return on Equity, the ROE Relative Performance, the ROE Relative Performance Vesting Percentage, the portion of the Tranche 1 Dividend Equivalent Rights that have become earned (determined by multiplying the number of Tranche 1 Dividend Equivalent Rights subject to this Agreement by the ROE Relative Performance Vesting Percentage) and the

portion of the Tranche 2 Dividend Equivalent Rights that have become earned (determined by multiplying the number of Tranche 2 Dividend Equivalent Rights subject to this Agreement by the ROE Relative Performance Vesting Percentage). Immediately following the Committee’s determination of the number of earned Tranche 1 Dividend Equivalent Rights and Tranche 2 Dividend Equivalent Rights, the earned Dividend Equivalent Rights shall vest (subject to forfeiture, as set forth in Section 3(e) below), provided the Grantee has remained continuously employed by the Company from the date hereof through the completion of the Performance Period. Dividend Equivalent Rights granted herein which have not become vested Dividend Equivalent Rights following the completion of the Performance Period or otherwise vested shall be immediately forfeited without payment of any consideration and the Grantee shall have no further rights with respect to such Dividend Equivalent Rights. The Company will make no payments to the Grantee with respect to Dividend Equivalent Rights unless and until their Vesting Date.
(b)    In the event that Grantee’s employment with the Company is terminated for any reason, all unvested Dividend Equivalent Rights (except for those that vest immediately as provided in Sections 3(c), 3(d) and 3(i) below) shall be forfeited, and the Grantee shall have no further rights with respect to such Dividend Equivalent Rights. For purposes of this Agreement, Grantee’s employment will be considered terminated as of the date Grantee is no longer actively providing services to the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, Grantee’s right to continue to vest in the Dividend Equivalent Rights granted hereunder, if any, will terminate as of such date and will not be extended by any notice period arising under local law or contract (e.g., unless Grantee is actively providing substantial services during any notice period as required by the Company. However, Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period arising under employment laws in the jurisdictions where Grantee is employed or the terms of Grantee’s employment agreement, if any).
(c)    In the event the Grantee’s employment with the Company is terminated on account of death or Disability prior to the completion of the Performance Period, the number of earned Tranche 1 Dividend Equivalent Rights and earned Tranche 2 Dividend Equivalent Rights shall be immediately determined in accordance with Section 3(a) assuming the Company achieved the target level of ROE Relative Performance for the Performance Period and the number of earned Tranche 1 Dividend Equivalent Rights and Tranche 2 Dividend Equivalent Rights that become vested shall be determined by multiplying the number of earned Dividend Equivalent Rights by a fraction, the numerator of which is the number of days the Grantee served as an employee from August 5, 2014 to the date of such termination and the denominator of which is 1,825.
(d)    In the event the Grantee’s employment with the Company is terminated for any reason (other than on account of the Grantee’s death or Disability or by the Company for Cause) (i) prior to the completion of the 2018 Performance Period but following the completion of the

2017 Performance Period, for purposes of this Section 3(d) the Performance Period shall be the 2017 Performance Period, the number of earned Tranche 1 Dividend Equivalent Rights that become vested shall be determined in accordance with Section 3(a), the number of earned Tranche 2 Dividend Equivalent Rights shall be zero (0) and all Tranche 2 Dividend Equivalent Rights shall be immediately forfeited without payment of any consideration, and (ii) prior to the completion of the Performance Period but following the completion of the 2018 Performance Period, for purposes of this Section 3(d) the Performance Period shall be the 2018 Performance Period and the number of earned Tranche 1 Dividend Equivalent Rights and Tranche 2 Dividend Equivalent Rights that become vested shall be determined in accordance with Section 3(a).
(e)    The Dividend Equivalent Rights granted hereunder shall be subject to the following forfeiture, recapture and other remedial provisions as provided below:

A.
In the event that the Committee determines that the Grantee, prior to the Vesting Date during Grantee’s employment, has engaged in a Competitive Action or enters into, or has entered into, an agreement (written, oral or otherwise) to engage in a Competitive Action or has engaged in Misconduct, all of the unvested Dividend Equivalent Rights granted hereunder shall be immediately forfeited, and the Grantee shall have no further rights with respect to such Dividend Equivalent Rights.

B.
In the event that the Committee determines that the Grantee, (1) on or after the Vesting Date during Grantee’s employment or for a period of one year following Grantee’s termination of employment for any reason, has engaged in a Competitive Action or has entered into an agreement (written, oral or otherwise) to engage in a Competitive Action, or (2) on or after the Vesting Date, has engaged in Misconduct, or prior to the Vesting Date Grantee has engaged in Misconduct that is not discovered or acted upon by the Company until on or after the Vesting Date, the Grantee shall pay to the Company, upon demand by the Company, an amount equal to all amounts paid to Grantee pursuant to Section 4 in respect of vested Dividend Equivalent Rights.

C.
Grantee acknowledges that engaging in (1) a Competitive Action during the Noncompete Period within the geographic areas set forth in Section 3(f) below or (2) Misconduct is contrary to the interests of the Company and would result in irreparable injuries to the Company and would cause loss in an amount that cannot be readily quantified. Grantee acknowledges that retaining the amounts required to be paid to the Company pursuant to this Section 3(e) once Grantee has (x) chosen to engage in or to agree to engage in a Competitive Action or (y) engaged in Misconduct is contrary to the interests of the Company. The amounts forfeited or paid to the Company hereunder do not and are not intended to constitute actual or liquidated damages. Any action or inaction by the Company with respect to enforcing the forfeiture or recapture provisions set forth herein shall not reduce, eliminate or in any way affect the Company’s right to enforce the forfeiture or recapture provisions in any other agreement with Grantee.

D.	The term “Noncompete Period” as used herein shall mean the period beginning on the date hereof and ending one year following Grantee’s termination of employment for any reason.

E.
Furthermore, if the Grantee engages in Misconduct or Competitive Action or has entered into an agreement (written, oral or otherwise) to engage in a Competitive Action during the Noncompete Period, then the Company shall be entitled to, and reserves the right to, pursue any other legal or equitable remedies in addition to the right to receive forfeitures and/or payments pursuant to this Section 3(e), including, but not limited to, the recovery of monetary damages resulting from such action set forth in Section 3(f) and injunctive relief

(f)    For purposes of this Agreement, the Grantee has engaged in a “Competitive Action” if, either directly or indirectly, and whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, the Grantee (i) who was employed by W. R. Berkley Corporation, engages in or directs any business activities, in or directed into any geographical area where the Company is engaged in business, which are competitive with any business activities conducted by the Company in such geographical area, (ii) who was employed by a subsidiary or subsidiaries of the Company, engages in or directs any business activities, in or directed into any geographical area where such subsidiary, or subsidiaries that previously employed Grantee, is or are engaged in business or outside of any such geographical area, in either case, which are competitive with any business activities conducted by such subsidiary or subsidiaries in such geographical area, (iii) on behalf of any person or entity engaged in business activities competitive with the business activities of the Company, solicits or induces, or in any manner attempts to solicit or induce, any person employed by, or as an agent or producer of, the Company to terminate such person’s employment, agency or producer relationship, as the case may be, with the Company, (iv) diverts, or attempts to divert, any person, concern or entity from doing business with the Company or attempts to induce any such person, concern or entity to cease being a customer of the Company, (v) solicits the business of the Company or (vi) makes use of, or attempts to make use of, the Company’s property or proprietary information, other than in the course of the performance of services to the Company or at the direction of the Company. The determination as to whether the Grantee has engaged in a Competitive Action shall be made by the Committee in its sole and absolute discretion. The Committee has sole and absolute discretion to determine whether, notwithstanding its determination that Grantee has engaged in a Competitive Action, recapture or forfeiture as provided herein shall not occur. The Committee’s exercise or nonexercise of its discretion with respect to any particular event or occurrence by or with respect to the Grantee or any other recipient of dividend equivalent rights shall not in any way reduce or eliminate the authority of the Committee to (i) determine that any event or occurrence by or with respect to the Grantee constitutes engaging in a Competitive Action or (ii) determine the related Competitive Action date.

(g)    For purposes of this Agreement, the Grantee has engaged in “Misconduct” if the Grantee, during Grantee’s employment with the Company, has engaged in an act which would, in the judgment of the Committee, constitute fraud that could be punishable as a crime or embezzlement against either the Company or one of its subsidiaries. The determination as to whether the Grantee has engaged in Misconduct shall be made by the Committee in its sole and absolute discretion. The Committee has sole and absolute discretion to determine whether, notwithstanding its determination that Grantee has engaged in Misconduct, recapture or forfeiture as provided herein shall not occur. The Committee’s exercise or nonexercise of such discretion with respect to any particular event or occurrence by or with respect to the Grantee or any other recipient of dividend equivalent rights shall not in any way reduce or eliminate the authority of the Committee to (i) determine that any event or occurrence by or with respect to the Grantee constitutes an act of Misconduct or (ii) determine the related Misconduct date.
(h)    The Grantee hereby agrees to notify the Company within ten (10) days of commencing any employment or other service provider relationship with any company or business during the Noncompete Period, specifying in reasonable detail (i) the name of such company or business and the line of business in which it is engaged, and (ii) the Grantee’s position or title and the types of services to be rendered by the Grantee in such position or title. The Grantee hereby acknowledges that this notice requirement is reasonable and necessary for the Company to enforce the provisions of Sections 3(e) hereof. Furthermore, if the Grantee fails to so notify the Company, the Grantee shall be required to repay (at the Committee’s sole discretion) to the Company the amounts described in Section 3(e) hereof as if the Grantee had engaged in a Competitive Action during the Noncompete Period, unless the Grantee can provide dispositive evidence, which shall be determined in the Committee’s sole discretion, that a Competitive Action did not occur.
(i)    In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, in the event that the Grantee’s employment with the Company is terminated (i) by the Company without Cause or (ii) by the Grantee for Good Reason, in each case during the eighteen (18) month period following such Change in Control, the number of earned Tranche 1 Dividend Equivalent Rights and Tranche 2 Dividend Equivalent Rights shall be immediately determined assuming the Company achieved the target level of ROE Relative Performance for the Performance Period and the number of earned Tranche 1 Dividend Equivalent Rights and Tranche 2 Dividend Equivalent Rights shall immediately become vested Dividend Equivalent Rights. All vested Dividend Equivalent Rights shall be paid in accordance with Section 4.
SECTION 4.    Payment. Upon the vesting of the Dividend Equivalent Rights, the Grantee will be entitled to and promptly shall (and in no event later than thirty (30) days after such Vesting Date) receive a lump-sum cash payment (if any) equal to:
(a)    with respect to the vested Tranche 1 Dividend Equivalent Rights, the sum of all cash dividends paid by the Company in respect of one share of Stock following July 1, 2017 through the Vesting Date multiplied by the number of vested Tranche 1 Dividend Equivalent Rights; and
(b)    with respect to the vested Tranche 2 Dividend Equivalent Rights, the sum of all cash dividends paid by the Company in respect of one share of Stock following July 1, 2018 through the Vesting Date multiplied by the number of vested Tranche 2 Dividend Equivalent Rights.
SECTION 5.    Rights of Stockholder. Neither the Grantee nor any transferee will have any rights as a stockholder with respect to any Dividend Equivalent Rights granted pursuant to this Agreement.
SECTION 6.    Company, Grantee.
(a)    The term “Company” as used in Section 3 or otherwise in this Agreement with reference to the Grantee’s employment shall include the Company and its subsidiaries. The term “subsidiary” as used in this Agreement shall mean any subsidiary of the Company within the meaning of Section 424(f) of the Code.
(b)    Whenever the word “Grantee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Dividend Equivalent Rights may be transferred by will or by the laws of descent and distribution, the word “Grantee” shall be deemed to include such person or persons.
SECTION 7.    Compliance with Law. Notwithstanding any of the provisions hereof, the Grantee hereby agrees and the Company will not be obligated to make any payment to Grantee hereunder, if such payment will constitute a violation by the Grantee or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Committee will be final, binding and conclusive. The Company shall in no event be obliged to register any securities pursuant to the Securities Act or to take any other affirmative action in order to cause the grant of Dividend Equivalent Rights hereunder to comply with any law or regulation of any governmental authority.
SECTION 8.    Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by the Grantee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Grantee may be given to the Grantee personally or may be mailed to Grantee at the Grantee’s last known address, as reflected in the Company’s records.
SECTION 9.    Changes in Capital Structure. The existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to make or authorize any of the following:

(a)    any adjustments, recapitalization, reorganizations or other changes in the Company’s capital structure or its business;
(b)    any merger or consolidation of the Company;
(c)    any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred to prior preference stocks ahead of or affecting the Stock or the rights thereof or convertible into or exchangeable for Stock;
(d)    the dissolution or liquidation of the Company;
(e)    any sale or transfer of all or any part of its assets or business; or
(f)    any other corporate act or proceeding.
SECTION 10.    Other Share Issues. Except as expressly provided in the Plan, the issue by the Company of shares of stock of any class, or securities convertible into or exchangeable for shares of stock of any class, for cash, property or services, either upon direct sale or upon the exercise of options, rights or warrants, or upon conversion of shares or obligations of the Company convertible into such shares or other securities will not affect, and no adjustment by reason thereof will be made with respect to, the number of Dividend Equivalent Rights granted pursuant to this Agreement.
SECTION 11.    Withholding. At the time of vesting and/or payment in respect of the Dividend Equivalent Rights, as appropriate, the Committee shall require the Grantee to pay to the Company an amount sufficient to pay all federal, state and local withholding taxes applicable (including FICA taxes upon vesting), in the Committee’s judgment, to the vesting or payment in respect of the Dividend Equivalent Rights, and the Grantee’s right to vesting and/or payment, as appropriate, shall be contingent upon such payment. Such payment to the Company may be effected through (a) payment by the recipient to the Company of the aggregate withholding taxes in cash or cash equivalents; (b) at the discretion of the Committee, the Company’s withholding from the number of shares of Stock that would otherwise be delivered to the Grantee upon settlement of the Restricted Stock Units granted pursuant to the PRSU Award Agreement, a number of shares of Stock with an aggregate fair market value on the date of settlement (as determined by the Committee) equal to the aggregate amount of withholding taxes; or (c) at the discretion of the Committee, any combination of these two methods.
SECTION 12.    Grantee’s Tax Considerations. The tax impact of the award hereunder can be quite complex and will vary with each Grantee. It is recommended that each Grantee review such Grantee’s own tax situation and consult their tax advisor.
SECTION 13.    Waiver of Right to Trial by Jury. BOTH PARTIES HEREBY WAIVE AND RELEASE ANY CLAIM UNDER STATE OR FEDERAL LAW THEY MAY HAVE HAD TO A JURY TRIAL IN CONNECTION WITH CLAIMS ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY ACTIONS TAKEN OR DETERMINATIONS MADE HEREUNDER,

SECTION 14.    No Right to Continued Service. This Agreement does not confer upon the Grantee any right to continue as an employee of the Company, nor shall it interfere in any way with the right of the Company to terminate Grantee’s employment at any time for any reason.
SECTION 15.    Agreement Confidentiality. Grantee understands and agrees that Grantee will keep the terms and conditions of this Agreement strictly confidential unless Grantee is compelled to do otherwise by a court of competent jurisdiction, and Grantee further agrees not to disclose the terms and conditions of this Agreement to any third party other than Grantee’s immediate family members, attorney, financial advisor, or accountant, all of whom must also agree to keep these terms and conditions strictly confidential unless compelled to do otherwise by a court of competent jurisdiction.
SECTION 16.    Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
SECTION 17.    The Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall govern. The Grantee hereby acknowledges that he has received a copy of the Plan and understands and agrees to the terms thereof. This Agreement, together with the Plan, constitutes the entire agreement by and between the parties hereto with respect to the subject matter hereof, and this Agreement and the Plan supersede all prior agreements, correspondence and understandings and all prior and contemporaneous oral agreements and understandings, among the parties hereto with regard to the subject matter hereof.
SECTION 18.    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Grantee hereby irrevocably consents to the exclusive personal jurisdiction of the federal and State courts of the State of Delaware for the resolution of any disputes arising out of, or relating to, this Agreement. In any action arising under or relating to this Agreement, the court shall not have the authority to, and shall not, conduct a de novo review of any determination made by the Committee or the Company but is instead authorized to determine solely whether the determination was the result of fraud or bad faith under Delaware law.
SECTION 19.    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable in any jurisdiction, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
SECTION 20.    Definitions. The following terms shall have the following meanings:
(a)    “2017 Performance Period” means the period commencing on the date hereof and ending on June 30, 2017.
(b)    “2018 Performance Period” means the period commencing on the date hereof and ending on June 30, 2018.
(c)    “Average Return on Equity” means the percentage equal to the product of four (4) times the result of (i)(A) the sum of the Return on Equity for each of the immediately preceding four (4) quarters completed prior to the date hereof plus (B) the Return on Equity for each quarter in the Performance Period, divided by (ii)(A) the sum of four (4) plus (B) the number of quarters in the Performance Period.
(d)    “Return on Equity” means for a quarter, a fraction (expressed as percentage) equal to the consolidated net income from continuing operations of the Company as determined under U.S. Generally Accepted Accounting Principles divided by the stockholders’ equity at the beginning of the calendar year for that quarter.
(e)    “Cause” means “Cause” as defined in any active employment agreement between the Grantee and the Company or, in the absence of any such definition, means the occurrence of any one of the following events: (i) fraud, personal dishonesty, embezzlement or acts of gross negligence or gross misconduct on the part of the Grantee in the course of his or her employment or services; (ii) the Grantee’s engagement in conduct that is materially injurious to the Company; (iii) the Grantee’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on the Company’s reputation or business; (iv) public or consistent drunkenness by the Grantee or his or her illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the performance of the Grantee’s duties to the Company; (v) willful failure by the Grantee to follow the lawful directions of a superior officer; or (vi) the Grantee’s continued and material failure to fulfill his or her employment obligations to the Company.
(f)    “Disability” means the total and permanent disability of the Grantee, as determined by the Committee in its sole discretion.
(g)    “Good Reason” means “Good Reason” as defined in any active employment agreement between the Grantee and the Company or, in the absence of any such definition, means the occurrence of any one of the following events, unless the Grantee agrees in writing that such event shall not constitute Good Reason: (i) a material reduction in the Grantee’s duties or responsibilities from those in effect immediately prior to a Change in Control; (ii) a material reduction in the Grantee’s base salary below the levels in effect immediately prior to a Change in Control; or (iii) relocation of the Grantee’s primary place of employment to a location more than fifty (50) miles from its location, and further from the Grantee’s primary residence, immediately prior to a Change in Control; provided, however, that with respect to any Good Reason termination, the Company will be given not less than thirty (30) days’ written notice by the Grantee (within sixty (60) days of the occurrence of the event constituting Good Reason) of the Grantee’s intention to terminate the Grantee’s employment for Good Reason, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and such termination shall be effective at the expiration of such thirty (30) day notice period only if the Company has not fully cured such act or acts or failure or failures to act that give rise to Good Reason during such period. Further notwithstanding any provision in this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within six (6) months of the initial existence of the applicable condition.
(h)    “Performance Period” means the period commencing on the date hereof and ending on June 30, 2019.
(i)    “ROE Relative Performance” means the Average Return on Equity less the Treasury Note Rate of Return, expressed in basis points.
(j)    “ROE Relative Performance Vesting Percentage” means a function of the ROE Relative Performance during the applicable Performance Period, and shall be determined as follows:

ROE Relative Performance*	ROE Relative Performance Vesting Percentage (% of Target)*
Less than 0 basis points	0%
≥ 0 basis points and ≤ +500 basis points	80.0%
+633 basis points	90.0%
+766 basis points	100.0% (target)
+	110.0%

*
In the event that the ROE Relative Performance falls between any two values listed in the table above, the ROE Relative Performance Vesting Percentage shall be determined using a straight line interpolation between such two values, except that if the ROE Relative Performance is equal to or greater than zero basis points and equal to or less than 500 basis points, the ROE Relative Vesting Percentage shall be 80% (i.e., no linear interpolation between 0% and 80%).

(k)    “Treasury Note Rate of Return” means 1.66%.

(l)    “Vesting Date” means the date on which the Dividend Equivalent Rights vest hereunder.
SECTION 21.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
W. R. BERKLEY CORPORATION

By: /s/ William R. Berkley
William R. Berkley
Chairman of the Board and
Chief Executive Officer

__________________________________
Grantee

EXHIBIT A
TO THE DIVIDEND EQUIVALENT RIGHT AGREEMENT DATED
AS OF JULY 1, 2015 UNDER THE W. R. BERKLEY CORPORATION
2012 STOCK INCENTIVE PLAN

NAME OF GRANTEE: ________________________________________

TARGET NUMBER OF TRANCHE 1 DIVIDEND EQUIVALENT RIGHTS AWARDED TO GRANTEE: _____________

TARGET NUMBER OF TRANCHE 2 DIVIDEND EQUIVALENT RIGHTS AWARDED TO GRANTEE: _____________

By accepting this Agreement by either clicking on the action icon “accept” or signing this Agreement, you acknowledge that you have read and agree to all the terms and conditions set forth in this Agreement, including without limitation, the forfeiture and recapture provisions set forth in Section 3 of this Agreement.